FCPT Announces Upsizing and Extension of Unsecured Credit Facility

MILL VALLEY, Calif.--(BUSINESS WIRE)-- Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), announced today that the Company entered into a Fourth Amended and Restated Revolving Credit and Term Loan Agreement with a group of existing lenders (the “Credit Agreement”). The Credit Agreement increases the overall size of the facility from $765 million to $940 million by increasing the revolving credit facility capacity to $350 million and entering into a new $225 million term loan (the “Term Loan”). Both the Term Loan and revolving credit facility mature in February 2029, which may be extended up to one-year at the Company’s discretion, subject to certain conditions. The Term Loan will be used, in part, to pay down $150 million of loans maturing in November 2025.

Additionally, FCPT’s lenders agreed to provide a one-year extension option for the $100 million of term loans maturating in November 2026 at the Company’s discretion, subject to certain conditions. Pricing and maturities for the $90 million term loan maturing in 2027, the $85 million term loan maturing in 2027, and the $90 million loan maturing in 2028 were not impacted by the extension.

The $590 million of term loans will be fully drawn at close and provide $75 million of incremental proceeds to fund investments and other general corporate purposes. In conjunction with the Credit Agreement, the Company entered into $75 million of interest rate swaps to fix the reference rate of the incremental term loan at 3.6% through maturity. Including a credit margin of 0.95% determined under the Credit Agreement by FCPT’s current investment grade ratings of BBB/Baa3 (Fitch/Moody’s) and a SOFR adjustment spread of 0.1%, the effective interest rate on the additional $75 million Term Loan is 4.6%.

Patrick Wernig, Chief Financial Officer of FCPT, commented “We are very thankful for the strong support of our bank partners. This recast positions Four Corners extremely well for 2025 and beyond. Following this transaction, FCPT will have no debt maturities for nearly 2 years and new capital available to fund growth. The incremental $75 million term loan and expanded $350 million revolver capacity are priced at highly attractive all-in rates.”

J.P. Morgan Chase Bank, N.A. and BofA Securities, Inc. acted as Joint Bookrunners and Joint Lead Arrangers. Other Joint Lead Arrangers for the revolving credit facility and new term loan included Fifth Third Bank, N.A., The Huntington National Bank, Truist Bank, U.S. Bank, N.A., and Wells Fargo Bank, N.A. Additional lenders include American Savings Bank, F.S.B., Barclays Bank PLC, Goldman Sachs Bank USA, Mizuho Bank, Ltd, Morgan Stanley Bank, N.A., and Raymond James Bank.

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance and intended use of proceeds from the Term Loan and revolving credit facility. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Patrick Wernig, 415-965-8038
CFO